Exhibit 99.1

Trinity Capital to Transfer Listing to New York Stock Exchange

PHOENIX, July 14, 2026 /PRNewswire/ -- Trinity Capital Inc. (Nasdaq: TRIN) (the “Company” or “Trinity Capital”), a leading international alternative asset manager, today announced that it plans to transfer the listing of its common stock to the New York Stock Exchange (“NYSE”) and NYSE Texas from the Nasdaq Stock Market (“Nasdaq”).

The Company expects to begin trading as a NYSE-listed company on or about July 27, 2026, maintaining the current ticker symbol “TRIN” for its common stock. Until the close of trading on July 24, 2026, Trinity Capital’s common stock will continue to trade on Nasdaq under the ticker symbol “TRIN.”

In addition, the Company’s two Fixed Rate Senior Notes due 2029 – the 7.875% Notes due March 2029 and the 7.875% Notes due September 2029 (together, the “Notes”) – which currently trade on Nasdaq under the symbols “TRINZ” and “TRINI,” respectively, will also transfer to the NYSE and NYSE Texas. The Notes are expected to begin trading on the NYSE and NYSE Texas on or about July 27, 2026 under the new ticker symbols “TRNZ” and “TRNI,” respectively.

“We are excited to transfer our listing to the New York Stock Exchange, a strategic move that highlights Trinity Capital’s commitment to creating long-term shareholder value,” Trinity Capital CEO Kyle Brown said. “We believe the NYSE’s iconic place in the global landscape, unparalleled presence in the financials community, and deep market expertise provide an exceptional foundation for our continued growth.”

“We are proud to welcome Trinity Capital to the NYSE,” said Chris Taylor, Chief Development Officer, NYSE Group. “Their leadership in alternative asset management and expertise across private credit markets make them an outstanding addition to our world-class community of financial institutions."

About Trinity Capital Inc.

Trinity Capital Inc. is an international alternative asset manager that seeks to deliver consistent returns for investors through access to private credit markets. Trinity Capital sources and structures investments in well-capitalized growth-oriented companies across five distinct lending verticals: Sponsor Finance, Equipment Finance, Tech Lending, Asset Based Lending, and Healthcare & Life Sciences. As a long-term, trusted partner for innovative companies seeking tailored debt solutions, Trinity Capital has deployed more than $5.7 billion across over 470 investments since inception in 2008 (as of March 31, 2026). Headquartered in Phoenix, Arizona, Trinity Capital's dedicated team is strategically located across the United States and Europe. For more information on Trinity Capital, please visit trinitycapital.com and stay connected to the latest activity via LinkedIn.

Contact

Ben Malcolmson

Head of Investor Relations

Trinity Capital, Inc.

ir@trinitycapital.com

(480) 852-3950